Exhibit 99.1

NEW COMMERCE BANCORP AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2004 and 2003

	Unaudited
	2004	2003
Assets:
Cash and due from banks	$1,394,040	$2,605,113
Federal funds sold	6,008,171	5,613,657

Total cash and cash equivalents	7,402,211	8,218,770
Investment securities, available for sale	15,574,682	13,180,671
Investment securities, held to maturity (fair value of $987,890)	-	959,035
Federal Reserve Bank stock	220,650	220,650
Federal Home Loan Bank stock	471,800	212,500
Loans, net	67,457,071	57,318,166
Property and equipment, net	4,163,713	4,200,681
Accrued interest receivable	349,877	301,723
Other assets	795,484	431,932

Total assets	$96,435,488	$85,044,128

Liabilities and Shareholders' Equity:
Liabilities:
Deposits	$80,501,600	$71,875,955
Advances from Federal Home Loan Bank	6,750,000	3,750,000
Drafts outstanding	527,661	439,704
Other liabilities	460,292	309,102

Total liabilities	88,239,553	76,374,761

Shareholders' Equity:
Preferred stock, $.01 par value, 10,000,000 shares
authorized, no shares issued	-	-
Common stock, $.01 par value, 10,000,000 shares
authorized, 1,000,000 issued and outstanding	10,000	10,000
Additional paid-in capital	9,741,658	9,741,658
Retained deficit	(1,555,903)	(1,117,638)
Accumulated other comprehensive income	180	35,347

Total shareholders' equity	8,195,935	8,669,367

Total liabilities and shareholders' equity	$96,435,488	$85,044,128

NEW COMMERCE BANCORP AND SUBSIDIARY

Consolidated Statements of Operations

Years Ended December 31, 2004, 2003 and 2002

	Unaudited
	2004	2003	2002
Interest Income:
Interest and fees on loans	$3,466,529	$2,580,516	$2,055,409
Investment securities	756,540	677,221	899,150
Federal funds sold	35,264	18,873	13,634

Total interest income	4,258,333	3,276,610	2,968,193

Interest Expense:
Deposits	1,089,478	881,887	861,469
Securities sold under agreements to repurchase	-	-	69,929
Advances from Federal Home Loan Bank	189,199	129,883	53,716
Federal funds purchased	4,350	5,915	12,502

Total interest expense	1,283,027	1,017,685	997,616

Net Interest Income	2,975,306	2,258,925	1,970,577
Provision for Loan Losses	1,077,734	271,632	110,093

Net Interest Income After Provision for Loan Losses
	1,897,572	1,987,293	1,860,484

Non-Interest Income:
Service fees on deposit accounts	254,048	243,740	130,953
Mortgage brokerage income	180,288	220,283	142,267
Gain on sale of investment securities	16,400	125,261	87,826
Other	81,620	57,734	47,366

Total non-interest income	532,356	647,018	408,412

Non-Interest Expense:
Salaries and benefits	1,691,901	1,354,672	1,215,446
Occupancy, furniture and equipment	425,867	388,550	355,956
Data processing	256,290	192,934	184,876
Marketing	128,983	80,371	36,049
Printing, supplies and postage	118,599	107,600	94,020
Other operating	509,053	374,392	320,521

Total non-interest expense	3,130,693	2,498,519	2,206,868

Income (Loss) Before Income Taxes	(700,765)	135,792	62,028
Income Tax Provision (Benefit)	(262,500)	49,998	24,500

Net Income (Loss)	$(438,265)	$85,794	$37,528

Basic Earnings (Loss) per Share	$(0.44)	$0.09	$0.04

Diluted Earnings (Loss) per Share	$(0.44)	$0.08	$0.04

Weighted Average Shares Outstanding - Basic	1,000,000	1,000,000	1,000,000

Weighted Average Shares Outstanding - Diluted	1,000,000	1,018,961	1,014,473